Exhibit 99.1

Press Release

The Cigna Group Announces Appointment of Dr. Philip Ozuah to Board of Directors

BLOOMFIELD, Conn., May 1, 2023 – Global health company The Cigna Group (NYSE:CI) today announced that Dr. Philip Ozuah has been appointed to the organization’s Board of Directors. His appointment is effective June 1, 2023.

Since 2019, Dr. Philip Ozuah has served as the President and CEO of Montefiore Medicine, the umbrella organization for the Albert Einstein College of Medicine and Montefiore Health System’s 13 member hospitals and 300 ambulatory sites. Dr. Ozuah has spent 32 years at Montefiore Medicine in positions of increasing responsibility, including as President of Montefiore Health System from 2018 to 2019, as well as Executive Vice President and Chief Operating Officer from 2012 to 2018. Under his guidance, Montefiore Medicine has built a strong national reputation as a leader in value-based care with an emphasis on aligning community-based organizations and services critical to addressing the socioeconomic determinants of health.

"We are pleased to welcome Phil as a new independent director to our Board," said David M. Cordani, The Cigna Group chairman and chief executive officer. "His dedication to medicine, expertise in effective value-based care, and commitment to making health care more accessible will be tremendously important to The Cigna Group as we work to deepen our relationships with physician partners and improve the health and vitality of all of those we serve."

Dr. Ozuah joins our Board with deep expertise and a diverse background. Over the past five years, more than 60% of The Cigna Group Board has been refreshed to ensure diversity of skillset, experience and views. In 2022, the Board composition was above average compared to S&P benchmarks on median age, tenure, gender and ethnic diversity.

“We are proud of our Board’s deep and long-held commitment to strong governance, as well as ethical and resilient business practices. The appointment of Phil underscores the high bar we hold ourselves to in terms of talent and leadership,” continued Cordani.

About The Cigna Group

The Cigna Group (NYSE:CI) is a global health company committed to creating a better future built on the vitality of every individual and every community. We relentlessly challenge ourselves to partner and innovate solutions for better health. The Cigna Group includes products and services marketed under Cigna Healthcare, Evernorth Health Services or its subsidiaries. The Cigna Group maintains sales capabilities in more than 30 countries and jurisdictions, and has more than 190 million customer relationships around the world. Learn more at thecignagroup.com.

Media Contact

Meaghan MacDonald
1 (860) 840-1212
meaghan.macdonald@cigna.com